FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-475-2450
malpern@applix.com
APPLIX REPORTS 45% INCREASE IN QUARTERLY LICENSE
AND TOTAL REVENUE;
LICENSE REVENUE RISES 54% FOR FULL YEAR
Company provides outlook for 2007: continued segment leading revenue growth
WESTBOROUGH, Mass. — February 8, 2007 — Applix, Inc. (Nasdaq: APLX), a global leader in performance management applications, today reported that revenue for the quarter ended December 31, 2006 was $16.04 million, a 45 percent increase over revenue of $11.08 million in the fourth quarter of 2005. License revenue for the fourth quarter of 2006 was $9.63 million, a 45 percent increase compared to $6.64 million for the same period a year ago.
Net income for the fourth quarter of 2006, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $5.97 million, or $0.34 per diluted share, compared to a net income of $2.48 million, or $0.15 per diluted share, for the year ago period. Fourth quarter 2006 net income included a tax benefit of $4.18 million, or $0.24 per diluted share, from the reversal of a valuation allowance on domestic net operating losses.
Fourth quarter 2006 non-GAAP net income was $2.96 million, or $0.17 per diluted share, reflecting the exclusion of the tax benefit from the valuation allowance reversal, approximately $631,000 of stock-based compensation charges primarily associated with the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment,” approximately $255,000 of amortization charges primarily associated with the Company’s acquisition of Temtec International B.V. in June 2006, approximately $358,000 of legal expenses related to the Securities and Exchange Commission (SEC) investigation and the related income tax benefit of $76,000 on these non-GAAP operating adjustments. In the fourth quarter of 2005, non-GAAP net income was $2.71 million, or $0.16 per diluted share, reflecting the exclusion of stock-based compensation, amortization charges and SEC investigation-related legal expenses of approximately $170,000, $62,000 and $19,000, respectively, and the related income tax benefit of $19,000 on these non-GAAP operating adjustments. The SEC investigation was settled with respect to Applix in January 2006, with no monetary penalty assessed.
David C. Mahoney, President and Chief Executive Officer of Applix, said, “This strong fourth quarter performance capped off an outstanding year for Applix. As we entered 2006, we saw a distinct opportunity to extend our leadership position in the mid-market with our highly differentiated product offerings and we aggressively pursued and invested in that goal throughout the year. Our success in the fourth quarter and for 2006 is proof that this unique combination of market dynamics and technology leadership has placed Applix in a strong position heading into 2007.”
“Our solid execution in 2006 has also led to a number of firsts and major accomplishments for Applix and our customers. Included among these are a record number of six figure deals, our successful acquisition and integration of Temtec, the accolades our products continue to win from industry analysts and customers alike, as well as several strategic management team additions. Together, these achievements signify that as an organization, we are approaching a pivotal point in our history. We are eager to build upon this position and to focus on taking advantage of the rapidly growing market opportunity we have ahead of us.”
He added, “Next week we will announce the first of several planned major product cycles for Applix TM1, our core technology. Each of these releases represent key advances that will enable our global customers to maximize the applications against which Applix can be deployed and increase the number of users who can leverage the power of the industry’s most agile business analytics software. Consistent with our intention to sustain our industry leading growth, we also anticipate launching a new marketing campaign to further raise our visibility and to communicate our strong value proposition within the broad mid-market where the Applix platform is by far the best solution, and where our competitors have been largely absent. On this basis, we are today sharing expectations for another year of high growth for Applix in 2007 — growth levels generally associated with far newer and younger companies and certainly well above those of our competitors. We intend to pursue our aggressive mission with discipline and tenacity.”
Fourth Quarter Business Highlights
•	Applix expanded its customer base dramatically in the fourth quarter by adding more than 100 new customers, and nearly 300 for the full year, excluding those gained from the Temtec acquisition. New customers include Patterson Companies, Arbitron, General Dynamics, T-Systems, N. Brown Group and Intel.

•	Applix added new solution partners T4G Limited, JCB Partners and ARCS Solutions in the U.S., along with Alpha Life in the Ukraine.

•	Applix announced that TM1 was positioned in the “Visionaries” quadrant of the Gartner Magic Quadrant for CPM Suites.

•	Applix announced that its stock now trades on the Nasdaq Global Select Market, the premier listing, as of December 11, 2006.

•	Applix announced that TM1 was supporting IBM Information Server, allowing users to view, analyze and plan with real-time data in complex models across the enterprise.
Following the close of the quarter, Applix announced the promotion of Michael Morrison to Chief Operating Officer from Senior Vice President of Sales and Marketing and expanded its senior management team with the appointments of Ben Plummer as Senior

Vice President of Worldwide Marketing and Strategic Alliances and Mary Murphy as Vice President of Human Resources. Applix also announced that it had once again scored at the highest levels in customer satisfaction and speed of implementation in the annual OLAP Survey 6, which is based upon customer surveys, and had the highest customer satisfaction ratings of the BPM core vendors on the BPM Partners’ Pulse Survey.
Fourth Quarter Financial Highlights
•	Cash and short-term investments totaled $27.21 million at 12/31/06, up from $24.94 million at 12/31/05.

•	Gross margin for the fourth quarter of 2006 was 89.4%, compared to 90.9% in the fourth quarter of 2005.

•	Days sales outstanding was 75 days at 12/31/06, compared to 67 days at 9/30/06 and 65 days at 12/31/05, primarily reflecting higher license sales and calendar year maintenance renewals in December 2006.

•	A record 24 customers purchased more than $100,000 in software licenses in the fourth quarter of 2006, up from 18 in the third quarter of 2006 and 15 in the fourth quarter of 2005. For the full year 2006, the number of customers who purchased more than $100,000 in software licenses more than doubled to 67 from 33 in 2005.

•	Average license deal size for transactions over $20,000 was between $65,000 — $70,000 in the fourth quarter of 2006, down from between $80,000 — $85,000 in the third quarter of 2006, but consistent with the fourth quarter of 2005, and the number of deals of this size increased nearly 50% compared to both earlier periods. For the full year 2006, the average license deal size for transactions over $20,000 was between $70,000 — $75,000, up from $55,000 — $60,000 in 2005.
Total operating expenses for the fourth quarter of 2006 were $12.78 million, compared to $7.14 million in the year ago quarter, and $11.04 million in the third quarter of 2006, reflecting higher sales compensation costs associated with stronger revenue growth, planned higher sales and marketing program expenses, significantly higher stock-based compensation charges, amortization of acquisition-related intangible assets and increased operating expenses associated with the company’s acquisition of Temtec. Also included in the fourth quarter 2006 expenses was approximately $358,000 in legal expenses, including indemnification costs, related to the SEC investigation. In the fourth quarter of 2005, these expenses were approximately $19,000. For the full year 2006, SEC investigation-related legal and consulting expenses were approximately $996,000, compared to approximately $119,000 in 2005.
Milt Alpern, Senior Vice President and CFO of Applix, commented, “We are very pleased with the strong results we posted for the fourth quarter and year in 2006, even as we increased our investments in sales and marketing significantly to drive top-line growth. With these investments, we do expect that in 2007, we will increase their leveragability and that, as a result, these costs as a percentage of total revenue will begin to decline, enabling operating margins to expand. Other important achievements in 2006 include consistently strong gross margins, at 89.6% for the full year, and positive net cash flow for the fourth quarter and year resulting in a nine percent annual increase in our cash and short-term investments balances, despite net cash outlays in 2006 of approximately $6.4 million associated with our acquisition of Temtec in June. This continued progress provides the basis for our forecast for continued strong growth in 2007.”
Full Year 2006 Results
Total revenue for 2006 was $52.17 million, a 41 percent increase over $36.98 million for 2005, and above the company’s most recent forecast for total revenues of between $49 — $51 million. License revenue was $30.11 million for 2006, a 54 percent increase over $19.49 million in 2005, and again, higher than the company’s most recent forecast for license revenues of between $28 — $29 million. On a GAAP basis, net income for 2006 was $9.54 million, or $0.56 per diluted share, including the tax benefit from the reversal of the valuation allowance on domestic net operating losses, compared to $6.74 million, or $0.41 per diluted share, in 2005, including a $320,000 or $0.02 per diluted share benefit from the favorable settlement of a UK tax matter. Non-GAAP net income for 2006 was $9.10 million, or $0.54 per diluted share, excluding stock-based compensation charges of approximately $2.27 million, or $0.13 per diluted share, amortization charges of approximately $667,000, or $0.04 per diluted share, SEC investigation-related expenses of approximately $996,000, or $0.06 per diluted share, and the related income tax benefit of $198,000, or $0.01 per diluted share, on these non-GAAP operating adjustments, as well as the tax benefit from the reversal of the valuation allowance on net operating losses. For 2005, non-GAAP net income was $6.93 million, or $0.42 per diluted share, excluding stock-based compensation, amortization charges and SEC investigation-related expenses of approximately $215,000, $250,000 and $119,000, respectively, and the related income tax benefit of $75,000 on these non-GAAP operating adjustments. Non-GAAP net income for 2005 also excludes the tax benefit from the settlement of the UK tax matter of $320,000.
Financial Outlook for 2007
Applix is today providing its financial outlook for the Company for 2007. The Company is targeting total revenue of $67 — $70 million and license revenue of $38.5 — $40.5 million. Applix is targeting diluted earnings per share for 2007 on a GAAP basis between $0.31 — $0.38, based upon an assumed weighted average number of diluted shares of 18,000,000 and an estimated effective tax rate of 40%. The increase in the effective tax rate to 40% is primarily due to the reversal of the valuation allowance on domestic net operating losses. On a non-GAAP basis, excluding the expected annual impact of stock-based compensation charges of $3.0 million, or $0.17 per diluted share, amortization costs of $863,000, or $0.05 per diluted share, SEC investigation-related expenses of $400,000, or $0.02 per diluted share, and the related income tax benefit of $1.7 million, or $0.09 per diluted share, on these non-GAAP operating adjustments, the company’s forecast for annual earnings is between $0.46 — $0.53 per diluted share. Neither forecast reflects the impact of foreign exchange, which cannot be predicted.

Investor Conference Call and Webcast
The senior management of Applix will host a conference call and Webcast to discuss the fourth quarter results tomorrow morning, Friday, February 9, 2007 at 8:30 am ET. To access the call, please dial 1-800-299-9630, using the confirmation code 98729410. Internationally, the call may be accessed by dialing 1-617-786-2904, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.
Use of Non-GAAP Financial Measures
The non-GAAP financial measures included in this press release are different from those presented under U.S. GAAP as these non-GAAP measures exclude certain non-cash charges, such as amortization of intangible assets and stock-based compensation expense, and other non-recurring items. Applix has provided these measures in addition to U.S. GAAP financial results because management believes that these non-GAAP measures provide a consistent basis for comparisons between quarters and of growth rates year-over-year that are not influenced by certain non-cash charges, impacts of prior period acquisitions or other non-recurring items, and therefore are helpful in understanding the company’s underlying operating results. Reconciliations of U.S. GAAP to non-GAAP results are presented at the end of this press release.
About Applix
Applix, Inc. (Nasdaq: APLX) is a global leader in performance management applications that enable continuous strategic planning, management and monitoring of performance across the financial, operational, sales and marketing, and human resources functions within the enterprise. Applix is a founder of the BPM Standards Group (http://www.bpmstandardsgroup.org) and has been recognized by numerous industry analyst groups for its technical leadership and vision in the marketplace. Applix and its global network of partners help nearly 3,000 customers worldwide manage their business performance and respond to the marketplace in real time. Headquartered in Westborough, MA, Applix maintains offices in North America, Europe and the Pacific Rim. For more information about Applix, please visit www.applix.com.
Any statements in this press release about future financial performance and future expectations, plans and prospects for the Company, including any statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements as a result of various important factors. Factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers, the Company’s ability to successfully integrate Temtec and other risks, uncertainties and factors including those described in the Company’s most recent Form 10-Q under the heading “Risk Factors.” In addition, the forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
©2007 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.
###
Financial Tables Follow
(including Reg G reconciliations of U.S. GAAP to Non-GAAP)

Applix, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues:
Software license	$9,629	$6,642	$30,105	$19,488
Professional services and maintenance	6,406	4,442	22,068	17,490

Total revenues	16,035	11,084	52,173	36,978

Cost of revenues:
Software license	64	57	310	117
Professional services and maintenance (includes $18 and $70 of stock-based compensation for the three months and year ended December 31, 2006, respectively)	1,539	948	4,935	3,888
Amortization of an acquired intangible asset	93	—	201	—

Total cost of revenues	1,696	1,005	5,446	4,005

Gross margin	14,339	10,079	46,727	32,973

Operating expenses:
Sales and marketing (includes $247 and $841 of stock-based compensation for the three months and year ended December 31, 2006, respectively)	7,965	4,332	24,822	15,337
Product development (includes $167 and $155 of stock-based compensation for the three months ended December 31, 2006 and 2005, respectively, and $595 and $155 of stock-based compensation for the year ended December 31, 2006 and 2005, respectively)	2,091	1,516	7,374	5,269
General and administrative (includes $199 and $15 of stock-based compensation for the three months ended December 31, 2006 and 2005, respectively, and $764 and $60 of stock-based compensation for the year ended December 31, 2006 and 2005, respectively)	2,558	1,227	8,793	5,095
Amortization of acquired intangible assets	162	62	466	250

Total operating expenses	12,776	7,137	41,455	25,951

Operating income	1,563	2,942	5,272	7,022

Non-operating income (expense):
Interest and other income (expense), net	413	(5)	888	173

Income before income taxes:	1,976	2,937	6,160	7,195
(Benefit) provision for income taxes	(4,021)	431	(3,482)	357

Income from continuing operations	5,997	2,506	9,642	6,838

Loss from discontinued operations	(25)	(30)	(99)	(100)

Net income	$5,972	$2,476	$9,543	$6,738

Net income per share, basic and diluted:
Continuing operations, basic	$0.38	$0.17	$0.63	$0.47
Continuing operations, diluted	$0.34	$0.15	$0.57	$0.42
Discontinued operations, basic and diluted	($0.00)	($0.00)	($0.01)	($0.01)
Net income per share, basic	$0.38	$0.17	$0.62	$0.46
Net income per share, diluted	$0.34	$0.15	$0.56	$0.41

Weighted average number of shares outstanding:
Basic	15,628	14,845	15,348	14,669
Diluted	17,632	16,672	16,986	16,451

Applix, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	December 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$23,487	$20,740
Short-term investments	3,723	4,198
Accounts receivable, net	13,582	8,066
Other current assets	1,585	1,295
Deferred tax assets, current	619	164

Total current assets	42,996	34,463
Restricted cash	400	500
Property and equipment, net	1,313	953
Intangible assets, net	5,477	312
Goodwill	13,341	1,158
Deferred tax assets, long-term	2,088	—
Other assets	684	712

TOTAL ASSETS	$66,299	$38,098

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,068	$1,504
Accrued expenses	9,324	5,460
Accrued restructuring expenses, current portion	51	44
Current portion of debt	2,167	—
Deferred revenues	11,052	9,143

Total current liabilities	24,662	16,151
Accrued restructuring expenses, long-term portion	161	186
Long-term debt	3,792	—
Other long-term liabilities	122	133

Total liabilities	28,737	16,470

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 15,657,258 and 14,923,894 shares issued and outstanding, respectively	39	37
Additional paid-in capital	63,365	57,178
Accumulated deficit	(24,392)	(33,935)
Accumulated other comprehensive loss	(1,450)	(1,652)

Total stockholders’ equity	37,562	21,628

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$66,299	$38,098

Applix, Inc.
Reconciliation of US GAAP to Non-GAAP
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Operating Income
US GAAP Operating Income	$1,563	$2,942	$5,272	$7,022
Plus:
Amortization of acquisition-related intangible assets	255	62	667	250
Stock-based compensation	631	170	2,270	215
SEC investigation-related expenses	358	19	996	119

Non-GAAP Operating Income	$2,807	$3,193	$9,205	$7,606

Net Income
US GAAP Net Income	$5,972	$2,476	$9,543	$6,738
Plus:
Amortization of acquisition-related intangible assets	255	62	667	250
Stock-based compensation	631	170	2,270	215
SEC investigation-related expenses	358	19	996	119
Less:
Income tax effect of Non-GAAP operating adjustments	(76)	(19)	(198)	(75)
Income tax benefit from reversal of valuation allowance on domestic net operating losses	(4,178)	—	(4,178)	—
Income tax benefit from the favorable settlement of a matter with the U.K. tax authorities relating to transfer pricing effected in prior years	—	—	—	(320)

Non-GAAP Net Income	$2,962	$2,708	$9,100	$6,927

Net Income Per Diluted Share
US GAAP Net Income	$0.34	$0.15	$0.56	$0.41
Plus:
Amortization of acquisition-related intangible assets	0.01	0.00	0.04	0.02
Stock-based compensation	0.04	0.01	0.13	0.01
SEC investigation-related expenses	0.02	0.00	0.06	0.01
Less:
Income tax effect of Non-GAAP operating adjustments	(0.00)	(0.00)	(0.01)	(0.01)
Income tax benefit from reversal of valuation allowance on domestic net operating losses	(0.24)	—	(0.24)	—
Income tax benefit from the favorable settlement of a matter with the U.K. tax authorities relating to transfer pricing effected in prior years	—	—	—	(0.02)

Non-GAAP Net Income	$0.17	$0.16	$0.54	$0.42

Weighted average diluted shares outstanding — US GAAP	17,632	16,672	16,986	16,451

Applix, Inc.
Reconciliation of US GAAP to Non-GAAP
Net Income per Diluted Share for Financial Outlook

Year Ending
December 31, 2007
Net Income Per Diluted Share
US GAAP Net Income	$0.31 - $0.38
Plus:
Amortization of acquisition-related intangible assets	0.05
Stock-based compensation	0.17
SEC investigation-related expenses	0.02
Less:
Income tax effect of Non-GAAP adjustments	(0.09)

Non-GAAP Net Income	$0.46 - $0.53

Weighted average diluted shares outstanding	18,000,000